EXHIBIT 99.4

J. C. Penney Corporation, Inc.
IS OFFERING TO EXCHANGE
ITS
9.000% NOTES DUE 2012
PURSUANT TO ITS PROSPECTUS, DATED _, 200
FOR ALL ISSUED AND OUTSTANDING
9.000% NOTES DUE 2012

TO:      Brokers, Dealers, Commercial Banks,
            Trust Companies and Other Nominees:

J. C. Penney Corporation, Inc., a Delaware corporation (the “Company”) is offering, subject to the terms and conditions set forth in its prospectus, dated               , 200_ (the “Prospectus”), relating to the offer (the “Exchange Offer”) of the 9.000% Notes to exchange an aggregate principal amount of up to $230,203,000 of its 9.000% Notes Due August 1, 2012, (the “registered notes”), the issuance of which has be registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its issued and outstanding 9,000% Notes Due August 1, 2012 (the “outstanding 9.000% notes”). The outstanding 9.000% notes were issued in offerings under Rule 144A and Regulation S of the Securities Act that were not registered under the Securities Act. The Exchange Offer is being extended to all holders of the outstanding 9.000% notes in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement, dated as of July 26, 2002, by and among the Company, Salomon Smith Barney, Inc., Fleet Securities, Inc. and Wachovia Securities. The Registered Notes are substantially identical to the outstanding 9.000% notes, except that the transfer restrictions and registration rights applicable to the outstanding 9.000% notes do not apply to the Registered Notes.

Please contact your clients for whom you hold outstanding 9.000% notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold outstanding 9.000% notes registered in your name or in the name of your nominee, or who hold outstanding 9.000% notes registered in their names, we are enclosing the following documents:

1.	A Prospectus dated _, 200_;
2.	A Letter of Transmittal for your use and for the information of your clients;
3.
A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if: (a) certificates for the outstanding 9.000% notes or documents required to reach the Exchange Agent before the expiration of the Exchange Offer cannot be so delivered or (c) the procedure for book-entry transfer cannot be completed prior to the expiration of the Exchange Offer;

4.
A form of letter which may be sent to your clients for whose accounts you hold outstanding 9.000% notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

5.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and
6.	Return envelopes addressed to Mellon Investor Services, LLP, the Exchange Agent for the Exchange Offer.

YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON             , 200            , UNLESS THE EXCHANGE OFFER IS EXTENDED (AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”). OUTSTANDING 9.000% NOTES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE THE EXPIRATION DATE.

Unless a holder of outstanding 9.000% notes complies with the procedures described in the Prospectus under the caption “The Exchange Offer – Guaranteed Delivery Procedures,” the holder must do one of the following on or prior to the Expiration Date to participate in the Exchange Offer.

•
tender the outstanding 9.000% notes by sending the certificates for the outstanding 9,000% notes, in proper form for transfer, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, and all other documents required by the Letter of Transmittal, to the Exchange Agent at one of the addresses listed in the Prospectus under the caption “The Exchange Offer – Exchange Agent”; or

•
tender the outstanding 9.000% notes by using the book-entry procedures described in the Prospectus under the caption “The Exchange Offer – Book Entry Transfer” and transmitting a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent’s message instead of the Letter of

Transmittal, to the Exchange Agent.

In order for a book-entry transfer to constitute a valid tender of outstanding 9.000% notes in the Exchange Offer, under circumstances where (a) the certificates for the outstanding note are not immediately available, (b) time will not permit the certificates for the outstanding 9.000% notes or other required documents to reach the Exchange Agent before the expiration of the Exchange Offer or (c) the procedure for book-entry transfer cannot be completed before the Expiration Date, a tender of outstanding 9.000% notes may be effected by following the Guaranteed Delivery Procedures described in the Prospectus under the caption “The Exchange Offer-Guaranteed Delivery Procedures.”

The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of outstanding 9.000% notes held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all stock transfer taxes applicable to the exchange offer of outstanding 9.000% notes in the Exchange Offer, except as set forth in instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to the Exchange Agent at its address and telephone number set forth on the front of the Letter.

Very truly yours,

J. C. Penney Corporation, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF J.C. PENNEY CORPORATION, INC. OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF EITHER OF THEM IN CONNECTION WITH THE, EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER Of TRANSMITTAL.

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